Exhibit 99.3

Corrected Transcript 14-J an-20 19 Newmont Mining Corp. ( NE M) Acquisition of Goldcorp Inc by Newmont Mining Corporation Call Total Pages: 20 Copyright © 2001-2019 FactSet CallStreet, LLC 1-877-FACTSET www.callstreet.com

Newmont Mining Corp. (NEM)
Acquisition of Goldcorp Inc by Newmont Mining Corporation Call
Corrected Transcript
14-Jan-2019

CORPORATE PARTICIPANTS

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

David A. Garofalo
President, Chief Executive Officer & Director, Goldcorp, Inc.

Nancy K. Buese
Executive Vice President & Chief Financial Officer, Newmont Mining Corp.

OTHER PARTICIPANTS

John Bridges
Analyst, JPMorgan Securities LLC

Fahad Tariq
Analyst, Credit Suisse Securities (Canada), Inc

Matthew Murphy
Analyst, Barclays Capital Canada, Inc.

Josh Wolfson
Analyst, Desjardins Securities, Inc.

Anita Soni
Analyst, CIBC World Markets, Inc.

Brian MacArthur
Analyst, Raymond James Ltd.

Piyush Sood
Analyst, Morgan Stanley & Co. LLC

Tanya Jakusconek
Analyst, Scotia Capital, Inc. (Broker)

Mike Parkin
Analyst, National Bank Financial, Inc.

Chris Terry
Analyst, Deutsche Bank Securities, Inc.

John C. Tumazos
Analyst, John Tumazos Very Independent Research LLC

Michael S. Dudas
Analyst, Vertical Research Partners LLC

Andrew Keches
Analyst, Barclays Capital, Inc.

Steven Butler
Analyst, GMP Securities LP

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Newmont Mining Corp. (NEM) Acquisition of Goldcorp Inc by Newmont Mining Corporation Call Corrected Transcript 14-Jan-2019 MAN AGEMENT DISCUSSION SECTION Operator: Good morning, and welcome to the Newmont Goldcorp Business Update Call. All participants will be in listen-only mode. [Operator Instructions] After today's presentation, there will be an opportunity to ask questions. Please note this event is being recorded. I would now like to turn the conference over to Gary Goldberg, Chief Executive Officer. Please go ahead. ... Gary J. Goldberg Chief Executive Officer & Director, Newmont Mining Corp. Good morning, and thank you for joining us. Today, I'm joined by David Garofalo, a President and Chief Executive Officer of Goldcorp. We and other leaders will be available to answer questions at the end of this call. Turning to slide 2, before we start, I'll ask you to review the cautionary statements shown here and refer to our SEC filings, which can be found on our website at newmont.com. And on slide 3, you'll find additional information on the proposed transaction here. Turning to slide 4, we're here today to announce the formation of the world's leading gold company. I'll start by giving you a little background and context. I've been CEO of Newmont for the last six years. During that time, we've built a reputation for delivering on our commitments and building strong relationships across the gold and mining sectors. One of our strongest connections has been with the Goldcorp team based on our shared values and common cultures. We've looked at a number of opportunities to work together over the years and today's announcement would not have been possible without the solid connection and trust we've built through these interactions. You head me say often that we continuously evaluate many opportunities and weigh them based on their value and risk. Up until now only one has met our criteria. The transaction we are announcing today is another and one that positions our business as the gold industry leader for decades to come. Simply put, this is not a deal we have to do, this is a deal that we want to do. It's a deal that combines world class assets and prospects in favorable mining jurisdictions and that leverages the best of our proven abilities including a common safety culture, superior operational execution, and continuous improvement focus to the longer term benefit of our shareholders, employees, and host communities. Let's turn to the transaction overview on slide 5. Newmont Goldcorp will be the world's leading gold business as measured by assets, prospects, people, and value. We will operate a portfolio of world class assets on four continents with the ability to target sustainable production of between 6 million ounces of gold and 7 million ounces of gold annually and have the benefit of additional revenue from other products including silver, zinc, and copper. Combining forces will also give us the sector's best project pipeline and exploration portfolio in terms of quality and depth. These prospects translate to the gold sector's largest reserve and resource base and exceptional long-term leverage to the gold price. Finally, Newmont Goldcorp will have the financial flexibility to execute capital priorities, deliver sustainable shareholder returns, and maintain an investment grade balance sheet. Our ability to make the most of this combination rests on great people and shared values. We are aligned on our commitment to doing things right from sending people home safely every day to leading the way in our environmental, social, and governance practices. Taken together, these attributes give Newmont Goldcorp a clear competitive advantage and the ability to generate industry leading returns for decades to come. 3 Copyright © 2001-2019 FactSet CallStreet, LLC 1-877-FACTSET www.callstreet.com

Newmont Mining Corp. (NEM) Acquisition of Goldcorp Inc by Newmont Mining Corporation Call Corrected Transcript 14-Jan-2019 Now, I'd like to summarize the transaction highlights for you on slide 6. Our boards of directors have unanimously recommended an all-share combination of Newmont and Goldcorp to create the world's leading gold company. Newmont will acquire the outstanding shares of Goldcorp at an exchange ratio of 0.328 of a Newmont share and $0.02 cash for each Goldcorp share. This equates to a Goldcorp equity value of $10 billion with a 17% premium based on the company's 20-day volume weighted average price as of Friday's close. After closing, Newmont and Goldcorp shareholders will own approximately 65% and 35% of the combined company respectively. Newmont Goldcorp will be listed on the New York Stock Exchange and will seek listing on the Toronto Stock Exchange upon close. We are pleased to announce the transaction was unanimously approved by the directors of both companies and we expect to close in the second quarter of 2019. There are a number of regulatory approvals and other customary closing conditions that our teams will be working diligently to complete over the coming months. With that, I'd like to thank the Goldcorp team for their partnership and professionalism and turn it over to Dave for his perspectives. ... David A. Garofalo President, Chief Executive Officer & Director, Goldcorp, Inc. Thanks, Gary. Over the past six years, the Newmont has executed a thoughtful plan to position the company for long-term success by optimizing their portfolio through non-core assets sales, advancing profitable growth, investing in exploration to support a stable production profile, and strengthening their balance sheet while returning cash to shareholders. At Goldcorp, we've also spent the last several years focused on a highly complementary strategy to drive long-term shareholder value with a mission to sustainably produce 3 million ounces of gold to 4 million ounces of gold annually from six to eight large scale districts. These districts are located in areas with low political risk and high exploration potential. And we've been successfully progressing towards these goals. However, Goldcorp's board and management team believe we can maximize the full value of our future by combining with another industry leader, Newmont. Turning to slide 7, the formation of new Newmont Goldcorp ensures that Canada will continue to be a pillar for an industry leading gold company that is responsible, invest in the long-term success of its assets, and has financial strength to explore and develop the next generation of mines. Newmont Goldcorp will establish its North American regional operating office in Vancouver, preserving jobs in Canada and establishing a base for certain global functions in centers of excellence for our Canadian workforce of more than 4,000 employees, and a combined North American workforce of approximately 10,000 employees. Company operations to be overseen by the Vancouver office will include all sites in Canada and the United States which combined have gold production of more than 3 million ounces per year compared to 2.5 million ounces of production currently managed from Goldcorp's Vancouver head office. Newmont Goldcorp will also provide prospects for new investments in a reinvigorated exploration program in Canada and with the largest pipeline of feasibility and development-stage assets in the Canadian gold business including Galore Creek, Century and Coffee projects. And the company will establish your share listing on the Toronto Stock Exchange providing Canadian investors with a dedicated investment vehicle. We've only strengthened our ability to continue honouring our commitments through collaboration agreements with 26 First Nation communities across Canada for sustainable development and benefit sharing with our partners. Back to Gary for review of our combined portfolio on slide number 8. 4 Copyright © 2001-2019 FactSet CallStreet, LLC 1-877-FACTSET www.callstreet.com

Newmont Mining Corp. (NEM) Acquisition of Goldcorp Inc by Newmont Mining Corporation Call Corrected Transcript 14-Jan-2019 Gary J. Goldberg Chief Executive Officer & Director, Newmont Mining Corp. Thank you, Dave. This transaction brings together two world-class operating, project, and exploration portfolios. As you can see, we will significantly increase our presence in the Americas with the addition of Goldcorp's four operating mines in Canada and three operating mines and joint ventures in Argentina, Chile, the Dominican Republic, and Mexico. Combined with Newmont's 12 operating mines in the United States, South America, Ghana and Australia, Newmont Goldcorp will be able to leverage its scale and operational expertise to unlock value. Collectively, our combined assets will establish Newmont Goldcorp as the world's leading gold producer with the ability to target sustainable production of 6 million to 7 million ounces of gold across four operating regions. Turning to our combined project pipeline on slide 9. Newmont Goldcorp will have the best project pipeline in the gold industry providing the foundation for steady, profitable production, and cash flow for decades. This pipeline gives us significant optionality and we'll continue to advance only those projects that meet our minimum hurdle rate of 15%. The depth of this pipeline also allows us to optimize projects to ensure that capital is deployed effectively and efficiently based on value and risk. Turning to our combined exploration potential on slide 10, Newmont Goldcorp's combined exploration portfolio includes 17 sets of near mine opportunities and 14 distinct greenfield targets. Newmont was one of the few gold companies that continued to invest in exploration through the last downturn and we've been increasing our focus and growing reserves and resources to fill our longer term project pipeline. Similar to Newmont, Goldcorp has focused on the development of a world-class target pipeline to deliver prospective future development opportunities. The majority of Goldcorp's exploration focus is on near mine development and greenfield exploration through investments in high quality exploration companies which are intended to provide toeholds in highly prospective gold districts. Goldcorp will contribute over 20 strategic investments to our world-class exploration program. In summary, maintaining a superior exploration program will remain a cornerstone to Newmont Goldcorp strategy for long-term value creation. Turning to slide 11 for a look at our reserves, we will have the largest gold reserve and resource base in the world along with the highest reserves per share in the gold industry. Also more than half of our reserves will be located in Canada, the United States, and Australia with the remainder in Latin America, Mexico, and Ghana. Newmont Goldcorp's assets will be centered in the world's most favorable and prospective mining jurisdictions and gold districts which is a distinct competitive advantage and positions us to deliver sustainable returns. Turning to slide 12 for a financial summary. Newmont and Goldcorp's portfolios have historically delivered solid financial results. As you can see here, this combination will be especially powerful when it comes to returns including the scale of our cash generation and earnings potential. This potential combined with our investment grade balance sheet provides us the ability to fund our most promising projects and target 6 million ounces of gold to 7 million ounces of gold production over a decade's long time horizon. Getting into the specifics on how we'll create value on slide 13. We will apply the best of each company's operating models, systems, and technologies to create a safe, high performing organization known for superior operational and project execution, and leadership, and sustainability, and responsibility. As we target sustainable production of 6 million ounces of gold to 7 million ounces of gold annually, we will continue to be disciplined in our capital allocation strategy and maintain an unwavering focus on value and shareholder returns. 5 Copyright © 2001-2019 FactSet CallStreet, LLC 1-877-FACTSET www.callstreet.com

Newmont Mining Corp. (NEM) Acquisition of Goldcorp Inc by Newmont Mining Corporation Call Corrected Transcript 14-Jan-2019 Our investment grade credit profile and the equity based transaction will allow Newmont Goldcorp to maintain a strong balance sheet, which can be used to fund our most promising projects, repay debt as it comes due, and deliver superior returns to shareholders. As I mentioned previously, we will advance our most promising projects that meet our minimum hurdle rate of 15%, and we've identified up to $100 million in annual pre-tax synergies that we expect Newmont Goldcorp to deliver along with additional upside from cost savings achieved with the application of our full potential continuous improvement program. Both companies have a successful history of portfolio optimization including monetizing non-core assets through divestments. Taken together, our streamlining efforts have generated nearly $4 billion since 2013. Newmont Goldcorp is targeting $1 billion to $1.5 billion in asset divestitures over the next two years, as we go through a disciplined process to assess our assets on a value and risk basis. Turning to slide 14 for an overview of how this transaction will benefit our employees. Newmont Goldcorp will have 20,000 employees and a total workforce of approximately 38,000 individuals who'll be focused on operating safely every day and driving a culture of zero harm. The combination will provide expansive career development opportunities and the ability to pursue new jobs in new places. However, these places will feel familiar due to our strong cultural alignment of inclusion, diversity, and employee empowerment. Newmont Goldcorp will also continue leading the industry in environmental, social, and corporate governance performance. Turning to slide 15 to look at how we stack up against the competition. For our shareholders, the combination is expected to be immediately accretive and it positions Newmont Goldcorp as the go-to gold equity. We'll lead the pack in total enterprise value and reserves, and continue to have a have a laser focus on returns including free cash flow and providing an industry leading dividend yield. We intend to maintain a stable and sustainable annualized dividend of $0.56 per share with the usual review and approval through our board process. And our key differentiators are supported by strong financial flexibility and an investment grade balance sheet. Turning to slide 16 for a look at our governance and management. The combined entity will be led by an experienced management team with a proven track record of execution and delivery, and a board that is focused on creating value and improving lives through sustainable and responsible mining. At close, the board of directors will be proportionally comprised of two-thirds Newmont and one-third Goldcorp directors with Noreen Doyle serving as our Chair and Ian Telfer serving as Deputy Chair. At close, I will serve as Chief Executive Officer for Newmont Goldcorp and Tom Palmer will serve as President and Chief Operating Officer, together we will be responsible for appointing the remaining members of the new management team on a best talent basis. Tom and I will be working diligently with our team over the coming months to ensure a smooth and successful integration which is anticipated to be substantially complete in the fourth quarter of 2019. Tom and I have both had significant experience preparing for and delivering complex business integration processes so are well-equipped to take on this key task. As part of a planned and orderly leadership succession process, I've been engaged in discussions with the board anticipating my retirement in early 2019. In October of 2018 Newmont announced Tom's promotion to President and COO as part of that process. To ensure a smooth and successful combination I've agreed to lead Newmont Goldcorp through closure of the transaction and integration of the two companies. This is expected to occur in the fourth quarter of 2019 at which time Tom would become President and Chief Executive Officer. With this transition Newmont Goldcorp will continue to have a proven leader who I've worked with, the board to help develop and who is committed to advancing people, process improvements and performance. Wrapping it all up on slide 17. We're very excited about this opportunity and have clear implementation plans in place to transform two world class companies into the world's leading gold company. For nearly 100 years 6 Copyright © 2001-2019 FactSet CallStreet, LLC 1-877-FACTSET www.callstreet.com

Newmont Mining Corp. (NEM)
Acquisition of Goldcorp Inc by Newmont Mining Corporation Call
Corrected Transcript
14-Jan-2019

Newmont has been recognized as one of the world's premier mining companies and today with the combination with Goldcorp we're in a position to continue leading the sector in profitability and responsibility for the next century.

Thank you for your time and with that I'll turn it over to the operator to open the line for questions.

As a courtesy to all participants we ask that you limit yourself to one question and a follow-up. If time permits were re-prompt for additional questions.

QUESTION AND ANSWER SECTION

Operator: We will now begin the question-and-answer session. [Operator Instructions] Our first question will come from John Bridges of JPMorgan. Please go ahead.

John Bridges
Analyst, JPMorgan Securities LLC
Q

Good morning, everybody. Yeah. Good morning, Gary, Dave. Congratulations. I hear you, Gary on this being a deal you want to do rather than one that you need to do. I just wonder for Dave what drove the timing of this because on paper you're about to deliver on all the good works you've been working – you've been on for the last couple of years. So I just wondered if what was driving this timing?

David A. Garofalo
President, Chief Executive Officer & Director, Goldcorp, Inc.
A

No you're right, John. We actually had a very strong fourth quarter and we're starting to see a rebound in our production, it was up 25% quarter-over-quarter. Our all-in sustaining costs were below $800 an ounce, so all of that meaningful investment we've been making in our existing operations and brownfield expansions is actually starting to reap reward. But this was a unique opportunity to provide us both a technical and financial firepower to advance our robust project pipeline and we have a number of projects of scale in the pipeline including Coffee, NuevaUnión, Norte Abierto, and Century. And of course Newmont brings in a large pipeline as well including Galore in Canada, and a number of other projects that only enhances our ability to deliver sustainable production long-term. So it's a unique opportunity to create a leading gold company, the leading gold company in this space with all the financial and technical firepower we need to advance that robust project pipeline on a combined basis.

John Bridges
Analyst, JPMorgan Securities LLC
Q

As a follow-up, there were some press reports that there'd been discussions between yourselves and Newcrest. I'm just wondering if there is an auction process which means that there's less likely to be any competition for your hand in this marriage?

David A. Garofalo
President, Chief Executive Officer & Director, Goldcorp, Inc.
A

Yeah. We don't comment on a speculation and all the details of this deal will be in the circular once it's mailed.

John Bridges
Analyst, JPMorgan Securities LLC
Q

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Newmont Mining Corp. (NEM)
Acquisition of Goldcorp Inc by Newmont Mining Corporation Call
Corrected Transcript
14-Jan-2019

Okay. Thanks guys. Well done.

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

Thanks, John.

Operator: Our next question comes from Fahad Tariq of Credit Suisse. Please go ahead.

Fahad Tariq
Analyst, Credit Suisse Securities (Canada), Inc

Q

Hi. Good morning. Thanks for taking my question. Can you talk a little bit more about the $100 million in annual synergies, I think looking at the operational map it doesn't seem as obvious, because there doesn't seem to be as much geographic overlap between the two companies maybe some more color on just the buckets or broadly where you see those synergies coming from? Thanks.

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

Yeah. Thanks, thanks Fahad. At this stage, what we've done is gone through a process at a high level to go through and understand as we combine the organizations, where there's potential overlap and where, where we see some initial areas that would streamline our overheads. And so, that's basically the buckets that are there today. We're going to be in the process of moving our North American headquarters out of Elko into Vancouver as part of our bolstered presence in Canada and we'll be looking for the best of the best to staff that up as we go through the process. We also have our full potential continuous improvement program that we'd be applying to Goldcorp's assets, they've been down a similar process, but applying the process that we've been able to demonstrate over the last five years very effectively to drive continuous improvement through the business is an opportunity we see, we've not included that in the $100 million number as we presented this to the market.

Fahad Tariq
Analyst, Credit Suisse Securities (Canada), Inc

Q

Okay. Great. And just a follow-up just maybe more on the administrative side, Goldcorp was supposed to have their Investor Day this Friday with updated guidance maybe on asset-by-asset level. Are we going to still expect guidance for Goldcorp's assets and if so when will that be?

David A. Garofalo
President, Chief Executive Officer & Director, Goldcorp, Inc.

A

No. As Gary said, we're looking sustainable production from the combined portfolio of 6 million ounces to 7 million ounces as we look at which assets are non-core to the portfolio. So I think once we've been through that process, and I'll let Gary interject as well, then I think we'll provide holistic guidance for the combined portfolio.

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

I think as we go forward and get the information circulars out and move through the process we'll be in a position to provide guidance on the combined entity in the future.

Fahad Tariq
Analyst, Credit Suisse Securities (Canada), Inc

Q

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Newmont Mining Corp. (NEM)
Acquisition of Goldcorp Inc by Newmont Mining Corporation Call
Corrected Transcript
14-Jan-2019

Thank you.

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

Thanks, Fahad.

Operator: Our next question comes from Matthew Murphy of Barclays. Please go ahead.

Matthew Murphy
Analyst, Barclays Capital Canada, Inc.

Q

Hi, David. Hi, Gary. Question for Gary just on the 6 million ounces to 7 million ounces target. Have you identified roughly like how many ounces in assets would be non-core, i.e., how much are you – how much production are you assuming you sell to get to that 6 million ounces to 7 million ounces or is a lot of that 6 million ounces to 7 million ounces just reached by the natural decrease in production over time?

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

Matthew what – what we're doing is going through a process similar to what we've followed over the last six years at Newmont looking at value and risk, looking at whether we can improve the value or reduce the risk on assets and then make a decision as to which assets we would continue to operate or not. So we'll go through this entire process of optimizing the portfolio looking at both the operating assets and the projects, and looking at which we want to bring on when we bring them on. It's going to be the other part of that process. So stay tuned as we go through this in terms of further details. But that's basically the process we intend to follow.

Matthew Murphy
Analyst, Barclays Capital Canada, Inc.

Q

Okay. And then just as a background on the deal, just interested in how much opportunity you did have to do due diligence ahead of the deal?

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

Yeah. Thank you, Matthew. We had an extensive opportunity to work with the Goldcorp team, visited operations, go through complete due diligence review of data rooms, and ask and answer all the questions that we've asked along the way.

David A. Garofalo
President, Chief Executive Officer & Director, Goldcorp, Inc.

A

And I'd just say we did the same, but on top of that Gary, and our – and my team have been working together for three years looking at the opportunities together. So, there was a high degree of familiarity between the technical teams that we established over that period.

Matthew Murphy
Analyst, Barclays Capital Canada, Inc.

Q

Thank you.

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Newmont Mining Corp. (NEM)
Acquisition of Goldcorp Inc by Newmont Mining Corporation Call
Corrected Transcript
14-Jan-2019

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.
A

Thank you.

Operator: Our next question comes from Josh Wolfson of Desjardins. Please go ahead.

Josh Wolfson
Analyst, Desjardins Securities, Inc.
Q

Hi, I was wondering if you could provide any more details on what the non-core assets are? And the assets that would potentially be up for divestiture post this transaction?

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.
A

No, Josh, at this stage we want to go through the process reviewing value and risk, make sure we've achieved the best value that we can from the assets or reduced risk, and then make a decision as to which assets to sell. We – we've laid out a timeline and a rough number here of $1 billion to $1.5 billion over a two-year period, had lots of inbound calls today from different folks who have interest in different assets. So I know there's lots of interest out there, but we're going to go through our own internal process and be in a position as we get towards close to be able to move forward.

Josh Wolfson
Analyst, Desjardins Securities, Inc.
Q

Okay. And then maybe as a follow-up in terms of the portfolio of assets that would satisfy the company's 15% threshold returns you know beyond Coffee within Goldcorp's portfolio is there anything that Newmont would see as meeting that hurdle rate or could potentially meet that hurdle rate?

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.
A

I think what you saw on the chart with all of the different projects are all projects that we believe either are at or could achieve that sort of a hurdle rate and that's why we go through a very detailed stage gate process of review along the way. And if they're not able to meet that, then we would go a different direction. But that clearly is one of the key financial hurdles that needs to be met along the way.

Josh Wolfson
Analyst, Desjardins Securities, Inc.
Q

Okay. Great. Thank you very much.

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.
A

Thanks, Josh.

Operator: Our next question comes from Anita Soni of CIBC. Please go ahead.

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Newmont Mining Corp. (NEM)
Acquisition of Goldcorp Inc by Newmont Mining Corporation Call
Corrected Transcript
14-Jan-2019

Anita Soni
Analyst, CIBC World Markets, Inc.

Q

Hi. Good morning, guys. My question was the same as Josh essentially about the asset divestitures and somewhat laying out a timeframe. So, I think it's been asked and answered. Thanks.

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

Thanks, Anita.

Operator: [Operator Instructions] Our next question comes from Brian MacArthur of Raymond James. Please go ahead.

Brian MacArthur
Analyst, Raymond James Ltd.

Q

Good morning. And this may fall under the synergy discussion that you can't give us a lot more info, but is there any tax efficiencies in all of this or is it, looks like you've got a lot of regional set up, is there any benefit as a corporate basis?

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

I'll hand over to Nancy to address that.

Nancy K. Buese
Executive Vice President & Chief Financial Officer, Newmont Mining Corp.

A

Yeah. Great question. We are continuing to look at all the attributes of both companies and the combined entity, and we will certainly be looking to utilize tax pools in both Canada and the U.S. to the extent possible. It's still very early days as we put together the combined entity, but that certainly those are – those are attributes that we're looking at and continuing to model. So, we do believe there'll be some positive outcomes from that pooling.

Brian MacArthur
Analyst, Raymond James Ltd.

Q

And would that be included in the $100 million?

Nancy K. Buese
Executive Vice President & Chief Financial Officer, Newmont Mining Corp.

A

No, it would not.

Brian MacArthur
Analyst, Raymond James Ltd.

Q

Thank you.

Operator: Our next question comes from Piyush Sood of Morgan Stanley. Please go ahead.

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Newmont Mining Corp. (NEM)
Acquisition of Goldcorp Inc by Newmont Mining Corporation Call
Corrected Transcript
14-Jan-2019

Piyush Sood
Analyst, Morgan Stanley & Co. LLC

Q

Hey, guys. Congratulations. Couple of questions. First one, this deal, what does it do to your appetite for smaller deals here and there. Whether that's something early stage or let's say something like KCGM if it becomes available at the right price?

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

Piyush, I think just as we've – we've been doing over the last five or six years, we'll always look at opportunities on a value versus risk basis, and if they make sense, then we'd move forward, and if not, we wouldn't.

Piyush Sood
Analyst, Morgan Stanley & Co. LLC

Q

All right. And if we look at your joint pipeline with Goldcorp and maybe [indiscernible] (00:28:45) when you start thinking about use of cash. Then how long do you need where you can start figuring out how to prioritize these projects. And if some of Goldcorp's projects could rank above our projects?

Piyush Sood
Analyst, Morgan Stanley & Co. LLC

Q

That that's part of the process we're working through in terms of prioritizing and optimizing both the operations and the projects, and when's the right time to bring them in. So that that work is ongoing as part of our overall integration process.

Piyush Sood
Analyst, Morgan Stanley & Co. LLC

Q

Okay. Last one for me. And given that your overlap with Barrick has increased with this transaction. Should we read into that at all if there's something that we should understand from that for the future?

Piyush Sood
Analyst, Morgan Stanley & Co. LLC

Q

I'm sorry, I didn't follow what you're asking. Say that again.

Piyush Sood
Analyst, Morgan Stanley & Co. LLC

Q

The overlap with Barrick has increased for this transaction with another JV and so should we read anything into that? Is there something on the cards in the future around cooperation of some kind?

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

No I think just as we have been cooperating with Barrick at our joint venture in Western Nevada and at our joint venture in Australia, this adds another couple of joint ventures that we look forward to working with them on.

Piyush Sood
Analyst, Morgan Stanley & Co. LLC

Q

All right guys. Thanks so much and all the best.

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Newmont Mining Corp. (NEM)
Acquisition of Goldcorp Inc by Newmont Mining Corporation Call
Corrected Transcript
14-Jan-2019

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

Thank you.

Operator: Our next question comes from Tanya Jakusconek of Scotiabank. Please go ahead.

Tanya Jakusconek
Analyst, Scotia Capital, Inc. (Broker)

Q

Okay. Great. Good morning everybody and congratulations. Gary, maybe a holistic question for you. This 20 mines that you're going to have in your portfolio like how many do you think are manageable and 20 mines is too many. What do you think a manageable rate is for a 6 million ounce to 7 million ounce producer?

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

Tanya, thank you. Good question I think from – from my standpoint I look we've got a well-established regional structure in place already today that covers North America, South America, Australia, and Ghana. So we're adding somewhat basically an additional six operating mines plus other joint ventures to that. We'll go through the process value versus risk in terms of optimizing that portfolio. What operations do we need? What projects? When do they come in and also go through, and I haven't had much chance to really emphasize is the exploration potential. I had a slide in the pack that showed all the areas where we're working for both brownfield and greenfield opportunities to be able to grow in these safe jurisdictions. So we'll go through a rigorous process, but I think within our existing operating model that we have and we want to take a look and borrow where we can from Goldcorp in areas that make good sense. We'll continue to apply the good rigor and discipline that we've applied to our current portfolio to the overall asset base and do what makes the most sense for the business going forward.

Tanya Jakusconek
Analyst, Scotia Capital, Inc. (Broker)

Q

Okay I guess we'll get more on that. And then maybe just on another question if I could just on, Dave mentioned that you've been working with Goldcorp for the last three years looking at assets, perhaps just more a little bit on the background to this acquisition in terms of when did this acquisition really start to play forward?

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

All I could say we've been working with Dave and the team, and his predecessors over the years in terms of looking at opportunities together. I won't get into what opportunities we've looked at, but we've developed a good relationship. One that common cultures is demonstrated and common values between the companies, and it's something that's evolved over time to what we've been able to announce today.

Tanya Jakusconek
Analyst, Scotia Capital, Inc. (Broker)

Q

Okay I guess I'll wait for the information circular. Thank you.

Operator: Our next question comes from Mike Parkin of National Bank. Please go ahead.

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Newmont Mining Corp. (NEM)
Acquisition of Goldcorp Inc by Newmont Mining Corporation Call
Corrected Transcript
14-Jan-2019

Mike Parkin
Analyst, National Bank Financial, Inc.

Q

Hi. I guess, largely my questions have been answered. Thanks.

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

Thanks, Mike.

Operator: Our next question comes from Chris Terry of Deutsche Bank. Please go ahead.

Chris Terry
Analyst, Deutsche Bank Securities, Inc.

Q

Hi, Gary and David. I think most of my key questions have been answered. Just coming at the divestiture and the overall mix of where you want the company to be with 6 million ounces to 7 million ounces overall, maybe you can just talk about the regions of the globe that you see as key developments of where you want to put the assets and maybe what the mix from a jurisdiction point of view might be as a target?

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

Yeah. I think, Chris from our standpoint, it's not really targeting so many ounces from a region. It's where we'll find the best value from our assets and within the scope of those four operating regions. So, clearly Canada, we've grown both with the acquisition of the four operating mines, but we've had Galore Creek, you've got the Coffee Project, you've got the other projects there. South America, we will continue to look at the projects there that we have and Goldcorp has had as they bring forward and we continue to move forward with good projects.

You look in Australia, the Tanami, the next stage of expansion there and in Ghana with the expansion opportunities finishing the mill expansion later this year, and looking at the opportunities for further underground development at both Ahafo and Akyem as well as the potential development of Ahafo North. So, we'll be taking a look at that whole picture, but really it boils down to what's the best value versus risk and we'll put that whole picture together.

Chris Terry
Analyst, Deutsche Bank Securities, Inc.

Q

Okay. Thanks. Thanks, Gary. And just a follow-up to that you talked about the 15% hurdle requirement. Can you just talk through your views on cash cost position of assets maybe mine loss some of the other considerations when you're looking at assets? Is it plus ten years or a certain position within the cost curve et cetera? Thanks.

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

No, Chris, exactly. When we talk of value, we're talking about position on the cost curve for the asset. So that's of importance we're looking at mine life and 10 years at a minimum would be one of the elements, and then the return characteristics which in our case we're saying is a minimum 15%. Those are the key areas that we focus on.

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Newmont Mining Corp. (NEM)
Acquisition of Goldcorp Inc by Newmont Mining Corporation Call
Corrected Transcript
14-Jan-2019

Chris Terry
Analyst, Deutsche Bank Securities, Inc.
Q

Okay. That's it for me. Thanks, guys.

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.
A

Thanks, Chris.

Operator: Our next question is from John Tumazos of John Tumazos Very Independent Research. Please go ahead.

John C. Tumazos
Analyst, John Tumazos Very Independent Research LLC
Q

Congratulations Gary on your next endeavors.

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.
A

Thank you John.

John C. Tumazos
Analyst, John Tumazos Very Independent Research LLC
Q

On the surface, the Vancouver, in large, the office would seem a little less efficient than Nevada reporting directly to Denver. And on the surface, the new office hub in Miami might, a cynic could call it a new bureaucracy. Are there going to be some offsetting rationalizations? For example will Newmont trim 50 or 100 people from their Greenwood, Colorado office or make some other cuts to offset the – what a cynic might call the new bureaucracies.

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.
A

First of all, John, in terms of new endeavors we got a pretty big plate in front of us here that we're going to be focusing, and I'll be working closely with Tom on. In terms of the regional headquarters the Miami office is not new. We moved our Lima office as part of integrating Merian and our Peru operations as well as other exploration efforts in South America to a new location. We assessed a number of different locations and decided to locate that group in Miami. That group is about 40 people. So it's actually a bit smaller than what we used to have in Peru but it's, we still have presences in the regions and at the sites but we've brought those things that make best sense to cover on a regional basis together there.

So we'd be following that same model of what we would locate in Vancouver at the end of the day and what would still remain in Nevada, and what would remain in different places around the world ultimately. But what we have is a global footprint and we have the four regional offices that's where the people deal best with the issues in the region at the time. And I think that's worked very successfully over the years. We've gone through and optimized the size of those over the last five years or six years, that's something we continue to look at there as well as our head office and what the needs are. We'll be locating some global functions in Vancouver as part of this process which makes sense in terms of availability for talent that we're able to attract in Vancouver versus in Elko. And I'm sensitive to the point that we've got to go through a proper process with our employees in Elko and with the

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Newmont Mining Corp. (NEM)
Acquisition of Goldcorp Inc by Newmont Mining Corporation Call
Corrected Transcript
14-Jan-2019

employees in Vancouver and quite frankly around the world as we go through and get the best of the best to set up the business for success in the future.

John C. Tumazos
Analyst, John Tumazos Very Independent Research LLC

Q

Thank you.

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

Thanks, John.

Operator: Our next question comes from Michael Dudas of Vertical Research Partners. Please go ahead.

Michael S. Dudas
Analyst, Vertical Research Partners LLC

Q

Gary, David, good morning.

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

Good morning.

David A. Garofalo
President, Chief Executive Officer & Director, Goldcorp, Inc.

A

Good morning, Mike.

Michael S. Dudas
Analyst, Vertical Research Partners LLC

Q

Gary with this transaction, does this impact materially any of the outlook and the timing of what you discussed at the Investor – investor Internet discussion in December?

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

In terms of our portfolio obviously, we'll have to take a step back and relook at sequencing of projects at the end of the day. But, I think in terms of our base portfolio we gave that guidance for 2019, I wouldn't see huge changes in terms of where we're at for 2019 in particular, but for the longer term outlook clearly we'd be – we're set up now for decades out in the future which is an important difference here in terms of the opportunity this gives us to optimize operations projects and exploration portfolio.

Michael S. Dudas
Analyst, Vertical Research Partners LLC

Q

All right. Understood. Just wanted to understand the near-term outlook for the new projects which you confidently answered. Second question would be from a balance sheet perspective maybe Nancy how do you think about with the new profile and the capitalization of the company, and what the debt metrics are, the opportunities for lengthening, reducing maybe working capital opportunities sneak out of that combined business, and how much

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Newmont Mining Corp. (NEM)
Acquisition of Goldcorp Inc by Newmont Mining Corporation Call
Corrected Transcript
14-Jan-2019

more leverage in this big larger organization could you be thinking about as you think about funding some of these projects over the next several years?

Nancy K. Buese
Executive Vice President & Chief Financial Officer, Newmont Mining Corp.

A

Yeah great question. We still have a very robust focus on the balance sheet, you've seen Newmont be a good steward of the balance sheet over the last number of years and we will continue that philosophy with the combined entity. We will have a very manageable debt portfolio at closing, and we'll continue to rationalize that and move towards a very much an investment grade balance sheet. We will still have the optionality to continue to pay our debt as it comes due, and we'll be able to offer many returns to shareholders in the form of our sustainable dividend and our share buyback that we participated in over the last few years. So the good news is the balance sheet will come more into line with what you've seen from Newmont over the last years and it'll just take us a bit of time to get there, but we would still anticipate the same amount of net debt to EBITDA die in it in that less than one times ratio which is what we've sort of been striving for over time. So we're pleased with the balance sheet strength and we'll continue to focus on it in a way we have.

Michael S. Dudas
Analyst, Vertical Research Partners LLC

Q

Excellent, just one final quick follow-up. Gary, when you looked at the assets and the transaction valuation, I assume you assumed $1,200 or $1,250 long-term gold price. How did it look from a sensitivity analysis as you think about maybe in a more difficult price environment, and we're looking at these assets on a return and from an operation standpoint?

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

No I think as we've assessed the overall acquisition we're really positioning this business to be in a position to work through the cycles and that's why we look at optimizing assets, projects, the whole portfolio to be able to – to be in the position to thrive through the cycles.

Michael S. Dudas
Analyst, Vertical Research Partners LLC

Q

Okay. Great.

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

That's where we have the flexibility with the different projects as to timing and we've had the same with Newmont and this gives us even more flexibility in terms of the overall portfolio.

Michael S. Dudas
Analyst, Vertical Research Partners LLC

Q

Thank you, Gary.

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

Thank you.

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Newmont Mining Corp. (NEM)
Acquisition of Goldcorp Inc by Newmont Mining Corporation Call
Corrected Transcript
14-Jan-2019

Operator: Our next question comes from Andrew Keches of Barclays. Please go ahead.

Andrew Keches
Analyst, Barclays Capital, Inc.
Q

Hey. Good morning. I appreciate the comments you just made on the balance sheet, but just to clarify is there a specific credit rating that you plan to target? And then as a follow-up do you envision the two balance sheets becoming one credit in the future either through guarantees or some other method?

Nancy K. Buese
Executive Vice President & Chief Financial Officer, Newmont Mining Corp.
A

Yes, absolutely. We were visiting the rating agencies last week and we had very good robust conversations about that. We anticipate maintaining our credit rating of investment grade at this point in time and we anticipate that the agencies will comment further soon this week and then we'll also see likely ratings update after closing as is the anticipated timing. So, yes, we anticipate being one credit going forward and the Goldcorp notes and such would move up under new mine and we'll consider other options for those, but fundamentally think of it as one credit post closing.

Andrew Keches
Analyst, Barclays Capital, Inc.
Q

Thanks very much.

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.
A

Thank you.

Operator: [Operator Instructions] And our next question will come from Anita Soni of CIBC. Please go ahead.

Anita Soni
Analyst, CIBC World Markets, Inc.
Q

Hi. Thanks for allowing the follow-up. So two questions that I have; first on your dividend prioritization. Previously, it was a big priority for Newmont and I just want to know where that stands now going forward? And secondly on the guidance Newmont, you guys provided your guidance back in December, Goldcorp has not and they canceled their Investor Day, so I'm just wondering when we're going to get the Goldcorp side of the equation will that be with the reporting of results. And would that be Goldcorp's still reporting their results and putting that out or is that going to be – when should we be looking for what the combined company will be producing in 2019?

Nancy K. Buese
Executive Vice President & Chief Financial Officer, Newmont Mining Corp.
A

Yeah absolutely.

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.
A

Why don't you cover the dividend first.

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Newmont Mining Corp. (NEM)
Acquisition of Goldcorp Inc by Newmont Mining Corporation Call
Corrected Transcript
14-Jan-2019

Nancy K. Buese
Executive Vice President & Chief Financial Officer, Newmont Mining Corp.

A

The dividend, yes. That has been a priority for us and we do anticipate remaining at the $0.56 dividend as we move forward that's very much in line with the same philosophy that Newmont has had and on a combined entity we still have the capacity to pay that dividend as we've indicated a stable sustainable dividend over time is our target, and we will continue to honor that commitment. From the perspective of additional guidance and more information..

David A. Garofalo
President, Chief Executive Officer & Director, Goldcorp, Inc.

A

Yeah, I'll [indiscernible] (00:44:11) that, thanks very much. So as I said earlier Anita, we will be providing guidance on the combined entity in due course once we've gone through a process of evaluating the core and non-core operations from the combined portfolio and then provide holistic guidance for the new entity.

Anita Soni
Analyst, CIBC World Markets, Inc.

Q

All right. Thank you very much.

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

Thanks Anita.

Operator: Our next question comes from Steven Butler of GPM Securities (sic) [GMP Securities] (00:44:37). Please go ahead.

Steven Butler
Analyst, GMP Securities LP

Q

Good morning guys. Gary, question for you. You said in your introductory remarks that you don't have to do this deal but you want to do this deal here today. Can you give us again the key reasons for that? I guess you're talking about in your remarks increased flexibility in the project pipeline and obviously given what's happened to the share price, relative exchange ratios it seems to be very accretive to your financial and valuation metrics, is that the two key reasons or anything else you'd like to say.

Gary J. Goldberg
Chief Executive Officer & Director, Newmont Mining Corp.

A

Yeah, I think as I look at the whole list, first of all its accretive to shareholders as you pointed out. So that's key. The ability to command and go through our discipline process to optimize the overall portfolio to a production level of roughly 6 million ounces to 7 million ounces a year, the synergy value, the upside potential from that in terms of being able to apply our full potential continuous improvement program across the portfolio we think is good. And when you optimize the projects when they come on when's the right time, we see decades out into the future that we've set the company up for, so that's really yet we put ourselves in the position of the best portfolio of operating assets, projects, and exploration prospects.

Steven Butler
Analyst, GMP Securities LP

Q

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Newmont Mining Corp. (NEM)
Acquisition of Goldcorp Inc by Newmont Mining Corporation Call

Corrected Transcript
14-Jan-2019

Okay. Thanks very much for that. Appreciate it.

Gary J. Goldberg

Chief Executive Officer & Director, Newmont Mining Corp.

A

Thank you.

Operator: This concludes our question-and-answer session. I would like to turn the conference back over to Gary Goldberg for any closing remarks.

Gary J. Goldberg

Chief Executive Officer & Director, Newmont Mining Corp.

Thanks all for joining the call today. I want to thank Dave and his team and the Newmont team that have been involved in this process and look forward to continuing to share with you what the future will look like. And thank you for your interest in the Newmont Goldcorp strategic combination. Have a safe day.

Operator: The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.

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Cautionary statement regarding forward looking statements:

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” “target,” “indicative,” “preliminary,” or “potential.” Forward-looking statements in this communication may include, without limitation: (i) statements relating to Newmont’s planned acquisition of Goldcorp and the expected terms, timing and closing of the proposed transaction, including receipt of required approvals and satisfaction of other customary closing conditions; (ii) estimates of future production, including expected annual production range; (iii) estimates of future costs applicable to sales and all-in sustaining costs; (iv) estimates of future capital expenditures; (v) estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies; (vi) expectations regarding future exploration and the development, growth and potential of Newmont’s and Goldcorp’s operations, project pipeline and investments, including, without limitation, project returns, expected average IRR, and schedule; (vii) expectations regarding future investments or divestitures, including anticipated divestitures over the next two years; (viii) expectations of future dividends and returns to shareholders; (ix) expectations of future balance sheet strength and credit ratings; (x) expectations of future equity and enterprise value; (xi) expected listing of common stock on NYSE and TSX; and (xii) expectations of future plans and benefits. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of Newmont’s and Goldcorp’s operations and projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals; (iii) political developments in any jurisdiction in which Newmont and Goldcorp operate being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar or the Canadian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of current mineral reserve, mineral resource and mineralized material estimates; and (viii) other planning assumptions. Risks relating to forward looking statements in regard to the Company’s business and future performance may include, but are not limited to, gold and other metals price volatility, currency fluctuations, operational risks, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political risk, community relations, conflict resolution governmental regulation and judicial outcomes and other risks. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the prompt and effective integration of Newmont’s and Goldcorp’s businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the proposed transaction; the risk associated with Newmont’s and Goldcorp’s ability to obtain the approval of the proposed transaction by their shareholders required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the risk that a consent or authorization that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the outcome of any legal proceedings that may be instituted against the parties and others related to the arrangement agreement; unanticipated difficulties or expenditures relating to the transaction, the response of business partners and retention as a result of the announcement and pendency of the transaction; risks relating to the value of the Company’s common stock to be issued in connection with the transaction; the anticipated size of the markets and continued demand for Newmont’s and Goldcorp’s resources and the impact of competitive responses to the announcement of the transaction; and the diversion of management time on transaction-related issues. For a more detailed discussion of such risks and other factors, see Newmont’s 2017 Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) as well as the Company’s other SEC filings, available on the SEC website or www.newmont.com Goldcorp’s most recent annual information form as well as Goldcorp’s other filings made with Canadian securities regulatory authorities and available on SEDAR, on the SEC website or www.goldcorp.com. Newmont is not affirming or adopting any statements or reports attributed to Goldcorp (including prior mineral reserve and resource declaration) in this communication or made by Goldcorp outside of this communication. Goldcorp is not affirming or adopting any statements or reports attributed to Newmont (including prior mineral reserve and resource declaration) in this communication or made by Newmont outside of this communication. Newmont and Goldcorp do not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this communication, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Additional information about the proposed transaction and where to find it

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This communication is being made in respect of the proposed transaction involving the Company and Goldcorp pursuant to the terms of an Arrangement Agreement by and among the Company and Goldcorp and may be deemed to be soliciting material relating to the proposed transaction. In connection with the proposed transaction, the Company will file a proxy statement relating to a special meeting of its stockholders with the SEC. Additionally, the Company will file other relevant materials in connection with the proposed transaction with the SEC. Security holders of the Company are urged to read the proxy statement regarding the proposed transaction and any other relevant materials carefully in their entirety when they become available before making any voting or investment decision with respect to the proposed transaction because they will contain important information about the proposed transaction and the parties to the transaction. The definitive proxy statement will be mailed to the Company’s stockholders. Stockholders of the Company will be able to obtain a copy of the proxy statement, the filings with the SEC that will be incorporated by reference into the proxy statement as well as other filings containing information about the proposed transaction and the parties to the transaction made by the Company with the SEC free of charge at the SEC’s website at www.sec.gov, on the Company’s website at www.newmont.com/investor-relations/default.aspx or by contacting the Company’s Investor Relations department at jessica.largent@newmont.com or by calling 303-837-5484. Copies of the documents filed with the SEC by Goldcorp will be available free of charge at the SEC’s website at www.sec.gov.

Participants in the proposed transaction solicitation

The Company and its directors, its executive officers, members of its management, its employees and other persons, under SEC rules, may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s 2017 Annual Report on Form 10-K filed with the SEC on February 22, 2018, its proxy statement relating to its 2018 Annual Meeting of Stockholders filed with the SEC on March 9, 2018 and other relevant materials filed with the SEC when they become available. Additional information regarding the interests of such potential participants in the solicitation of proxies in connection with the proposed transaction will be set forth in the proxy statement filed with the SEC relating to the transaction when it becomes available.

Additional information concerning Goldcorp’s executive officers and directors is set forth in its 2017 Annual Report on Form 40-F filed with the SEC on March 23, 2018, its management information circular relating to its 2018 Annual Meeting of Stockholders furnished to the SEC on Form 6-K on March 16, 2018 and other relevant materials filed with or furnished to the SEC when they become available.